As filed with the Securities and Exchange Commission on November 27, 2009
Registration No. 333-146621

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-146621
UNDER THE SECURITIES ACT OF 1933
Virgin Mobile USA, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-8826316
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)
10 Independence Boulevard
Warren, NJ 07059
(Address of Principal Executive Offices)

Virgin Mobile USA, Inc. 2007 Omnibus Incentive Compensation Plan
(Full title of the Plan)

c/o Charles R. Wunsch, Esq.
General Counsel and Corporate Secretary
Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
(Name and address of agent for service)
(913) 794-1496
(Telephone number, including area code, of agent for service)

With copies to:
Adam M. Freiman
King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036-4003
(212) 556-2100
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 (the “Amendment”) relates to the following Registration Statement on Form S-8 (note that the share number listed does not take into account corporate actions, such as stock splits, taken in the interim): Registration Statement 333-146621 (the “Registration Statement”) registering 7,726,384 shares of Class A common stock, par value $0.01 per share (the “Common Stock”), of Virgin Mobile USA, Inc. (the “Company”) for the Company’s 2007 Omnibus Incentive Compensation Plan.
     On November 24, 2009, the Company completed its merger (the “Merger”) with Sprint Mozart, Inc. (“Merger Sub”), a wholly owned subsidiary of Sprint Nextel Corporation (“Sprint Nextel”), whereby Merger Sub merged with and into the Company with the Company continuing as the surviving corporation in the Merger as a wholly owned subsidiary of Sprint Nextel. The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of July 27, 2009, among the Company, Sprint Nextel and Merger Sub.
     As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of New Jersey, on November 27, 2009.

VIRGIN MOBILE USA, INC.

By:	/s/ Daniel H. Schulman

Name:	Daniel H. Schulman
Title:	President
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel H. Schulman Daniel H. Schulman	President (Principal Executive Officer)	November 27, 2009

/s/ John D. Feehan, Jr. John D. Feehan, Jr.	Vice President (Principal Financial Officer)	November 27, 2009

/s/ John D. Feehan, Jr. John D. Feehan, Jr.	Vice President (Principal Accounting Officer)	November 27, 2009

/s/ Scott W. Andreasen Scott W. Andreasen	Director	November 27, 2009

/s/ Timothy P. O’Grady Timothy P. O’Grady	Director	November 27, 2009

Director
Charles R. Wunsch